Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111

L-3 Announces First Quarter 2014 Results

•	Diluted earnings per share of $2.01

•	Net sales of $3.0 billion

•	Funded orders of $3.0 billion, funded backlog of $10.4 billion

•	Increased 2014 financial guidance

NEW YORK, May 1, 2014 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.01 for the quarter ended March 28, 2014 (2014 first quarter), a decrease of 5%, compared to $2.11 for the quarter ended March 29, 2013 (2013 first quarter). The 2013 first quarter included a $12 million ($0.13 per diluted share) tax benefit for the retroactive reinstatement of the U.S. Federal research and experimentation (R&E) tax credit for 2012 and 2013. Net sales of $3.0 billion for the 2014 first quarter decreased by 7% compared to the 2013 first quarter.

“We delivered solid performance in the first quarter despite continued reductions in U.S. defense spending. L-3 reported strong orders, resulting in a book-to-bill ratio of 1.01, and sales to international and commercial customers increased to 29% of our total sales. We continue to successfully manage through the DoD (Department of Defense) sequestration budget cuts and reduced spending on Afghanistan by focusing on program execution, growing our international and commercial business and providing cost-effective solutions to our customers worldwide,” said Michael T. Strianese, chairman, president and chief executive officer. “We remain focused on improving efficiencies across our businesses, increasing market share and pursuing opportunities in adjacent markets.”

“We also continue to execute our disciplined M&A and cash allocation strategy. During the quarter, we acquired Data Tactics Corporation, which enhances our National Security Solutions (NSS) segment by adding capabilities in large-scale data analytics, cybersecurity and cloud computing. The acquisition also creates opportunities for our Intelligence, Surveillance and Reconnaissance (ISR) Systems business. We also continued to deploy our cash flow to increase shareholder value through repurchases of $133 million of our common stock and dividends of $55 million. During the first quarter, our board of directors increased L-3’s quarterly cash dividend by 9% to $0.60 per share, marking our tenth consecutive annual increase and demonstrating our confidence in L-3’s business strategy and outlook.”

Key competitive contract wins for the quarter included: (1) a foreign military sales contract to provide MX-15HDi turret systems, complete with mission equipment packages for the Algerian Air Force and Gendarmerie Eurocopter AS355, (2) a contract to design, build, integrate and deliver the Aviation Combined Tactical Trainer (AVCATT) for the Lakota UH-72A helicopter for the U.S. Army, (3) a foreign military sales contract to provide contractor logistics services for Kuwait’s KC-130J aircraft fleet, (4) a contract with the Defense Advanced Research Projects Agency (DARPA) to develop and test Air-to-Air and Air-to-Ground mobile hotspots for its Next Generation Mobile Networking system, and (5) a contract to provide electrical propulsion and platform systems, and cable installation for two commercial offshore supply vessels at the Flensburger Shipyard in Germany.

L-3 Announces Results for the 2014 First Quarter	Page 2

L-3 Consolidated Results

	First Quarter Ended
(in millions, except per share data)	March 28, 2014	March 29, 2013	Increase/ (decrease)
Net sales	$2,971	$3,185	(7)%
Operating income	$307	$313	(2)%
Operating margin	10.3%	9.8%	50	bpts
Interest expense	$43	$43	—
Interest and other income, net	$3	$3	—
Effective income tax rate	31.8%	28.9%	290	bpts
Net income attributable to L-3	$180	$193	(7)%
Diluted EPS	$2.01	$2.11	(5)%
Diluted weighted average common shares outstanding	89.4	91.5	(2)%

First Quarter Results of Operations: For the 2014 first quarter, consolidated net sales of $3.0 billion decreased $214 million, or 7%, compared to the 2013 first quarter. Sales to the U.S. Government, including the DoD, declined 11% and impacted each segment. Acquired businesses(1), which are included in the Electronic Systems and NSS segments, increased net sales by $14 million in the 2014 first quarter. Net sales to international and commercial customers increased 6%, or $46 million, to $853 million in the 2014 first quarter, compared to $807 million in the 2013 first quarter. Net sales to international and commercial customers, as a percentage of consolidated net sales, increased to 29% for the 2014 first quarter as compared to 25% for the 2013 first quarter.

Operating income for the 2014 first quarter of $307 million decreased $6 million, or 2%, compared to the 2013 first quarter. Operating income as a percentage of sales (operating margin) increased by 50 basis points to 10.3% for the 2014 first quarter compared to 9.8% for the 2013 first quarter. The increase in operating margin is primarily due to lower pension expense of $24 million, which increased operating margin by 80 basis points. Lower sales and mix changes, primarily for Aerospace Systems, offset improved contract performance across several business areas, reducing operating margin by approximately 20 basis points. Additionally, 2014 first quarter severance charges increased $3 million to $8 million compared to the 2013 first quarter. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective tax rate for the 2014 first quarter increased to 31.8% from 28.9% for the same period last year. The increase is primarily due to the $12 million tax benefit for the retroactive reinstatement in the 2013 first quarter of the R&E tax credit for 2012 and 2013, compared to no R&E tax credit in the 2014 first quarter. This increase was partially offset by a lower effective tax rate on foreign earnings.

Net income attributable to L-3 in the 2014 first quarter decreased 7% to $180 million compared to the 2013 first quarter, and diluted EPS decreased 5% to $2.01 from $2.11. Diluted weighted average common shares outstanding for the 2014 first quarter declined by 2% compared to the 2013 first quarter due to repurchases of L-3 common stock.

Orders: Funded orders for the 2014 first quarter increased 4.5% to $3.0 billion compared to $2.9 billion for the 2013 first quarter. Funded backlog increased 0.4% to $10.4 billion at March 28, 2014, compared to $10.3 billion at December 31, 2013.

Cash flow and cash returned to shareholders: Net cash used in operating activities was $62 million for the 2014 first quarter, compared to $146 million of cash generated from operating activities in the 2013 first quarter. The use of cash in the 2014 first quarter was primarily due to increases in working capital, including contracts in process and receivables. The table below summarizes the cash returned to shareholders during the 2014 first quarter compared to the 2013 first quarter.

(1)	Net sales from acquired businesses are comprised of: (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2014 First Quarter	Page 3

	First Quarter Ended
($ in millions)	March 28, 2014	March 29, 2013
Net cash (used in) from operating activities	$(62)	$146
Capital expenditures, net of dispositions	(29)	(48)

Free cash flow(1)	$(91)	$98

Dividends paid	$55	$52
Common stock repurchases	133	122

Cash returned to shareholders	$188	$174

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

As previously announced during the 2014 first quarter, the company reorganized its segments to better align its organizational structure with customer priorities and increase operational efficiencies. Accordingly, the company’s structure consists of the following four segments: Aerospace Systems, Electronic Systems, Communication Systems and NSS, as further described below.

Aerospace Systems: combines the operations of the former Platform & Logistics Solutions (P&LS) segment with ISR Systems. ISR Systems was part of the former Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) segment;

Electronic Systems: includes all previous businesses except for the Microwave Products businesses, which are now part of Communication Systems;

Communication Systems: combines the operations of the Microwave Products businesses, previously part of the Electronic Systems segment, with the operations of the Networked and Secure Communications Products businesses, previously part of the former C3ISR segment; and

NSS: remains unchanged.

The segment results presented in this release reflect the segment realignment discussed above. Tables E and F (Unaudited Supplemental Segment Data) attached to this release present: (1) the previous segment data presentation for the quarterly periods ended March 29, June 28, September 27 and December 31, 2013, and the years ended December 31, 2013, 2012 and 2011, (2) reclassifications to the respective segments for these periods, and (3) the revised segment data presentation for these periods.

Aerospace Systems

	First Quarter Ended
($ in millions)	March 28, 2014	March 29, 2013	Decrease
Net sales	$1,082	$1,186	(8.8)%
Operating income	$114	$140	(18.6)%
Operating margin	10.5%	11.8%	(130	) bpts

Aerospace Systems net sales for the 2014 first quarter decreased by $104 million, or 9%, compared to the 2013 first quarter. Sales decreased $62 million for Platform Systems and $42 million for ISR Systems. Sales for Logistics Solutions remained substantially the same. Platform Systems sales decreased: (1) $24 million due to lower U.S. Air Force (USAF) Joint Cargo Aircraft (JCA) volume as the contract nears completion, (2) $22 million primarily due to lower volume for aircraft maintenance for the Canadian Department of National Defence due to timing and reduced funding, (3) $19 million due to lower volume for U.S. Navy maritime patrol aircraft resulting from reduced funding caused by U.S. Government sequestration cuts, and (4) $16 million due

L-3 Announces Results for the 2014 First Quarter	Page 4

to reduced deliveries of aircraft cabin assemblies. These decreases were partially offset by a sales increase of $19 million for Australia C-27J aircraft due to timing of contract deliverables. ISR Systems sales declined primarily due to lower sales and volume for small ISR aircraft and aircraft systems due to the U.S. military drawdown in Afghanistan, partially offset by higher volume for logistic support and fleet management services to the DoD and ISR platforms for foreign military customers.

Aerospace Systems operating income for the 2014 first quarter decreased by $26 million, or 19%, compared to the 2013 first quarter. Operating margin declined by 130 basis points to 10.5%. Operating margin declined by 260 basis points primarily due to lower sales and mix changes. This decrease was partially offset by 70 basis points due to lower pension expense of $8 million and 60 basis points due to improved contract performance.

Electronic Systems

	First Quarter Ended
($ in millions)	March 28, 2014	March 29, 2013	Increase/ (decrease)
Net sales	$1,082	$1,111	(2.6)%
Operating income	$125	$117	6.8%
Operating margin	11.6%	10.5%	110	bpts

Electronic Systems net sales for the 2014 first quarter decreased by $29 million, or 3%, compared to the 2013 first quarter. Sales decreased: (1) $43 million for Precision Engagement & Training due to reduced deliveries of U.S. Army rotary wing training systems for the Flight School XXI program, lower volume for upgrades for F/A-18 flight simulator trainers and completed contracts for guidance products and (2) $38 million for Sensor Systems primarily due to the completion of a contract for force protection products for a foreign ministry of defense and lower volume for airborne EO/IR turrets due to the U.S. military drawdown from Afghanistan. These decreases were partially offset by sales increases of $26 million primarily due to the timing of deliveries of commercial shipbuilding products and $16 million for Space & Propulsion Systems due to higher volume on an engine contract to a foreign military and the Missile Defense Agency’s air-launched ballistic missile target programs. Sales from the Mustang Technology Group acquisition added $10 million.

Electronic Systems operating income for the 2014 first quarter increased by $8 million, or 7%, compared to the 2013 first quarter. Operating margin increased by 110 basis points to 11.6%. Lower pension expense of $8 million increased operating margin by 70 basis points and improved contract performance, primarily for Precision Engagement & Training, increased operating margin by 70 basis points. These increases were partially offset by 30 basis points due to lower sales and mix changes primarily for Sensor Systems.

Communication Systems

	First Quarter Ended
($ in millions)	March 28, 2014	March 29, 2013	Increase/ (decrease)
Net sales	$503	$558	(9.9)%
Operating income	$50	$35	42.9%
Operating margin	9.9%	6.3%	360	bpts

Communication Systems net sales for the 2014 first quarter decreased by $55 million, or 10%, compared to the 2013 first quarter. Sales decreased $37 million for Tactical Satellite Communications products primarily due to reduced deliveries of mobile and ground-based satellite communication systems for the U.S. military due to lower demand and $29 million for Broadband Communication Systems primarily due to: (1) lower volume for airborne and ground-based networked communication systems as contracts near completion and demand declines due to sequestration and other DoD budget reductions and (2) lower U.S. Army demand for remote video terminals and ISR support services primarily driven by the U.S. military drawdown from Afghanistan. These decreases were partially offset by an increase of $11 million for Space & Power Systems primarily due to increased deliveries of power devices for commercial satellites.

Communication Systems operating income for the 2014 first quarter increased by $15 million, or 43%, compared to the 2013 first quarter. Operating margin increased 360 basis points to 9.9%. Operating margin increased 230 basis points primarily due to lower development and production costs for Broadband

L-3 Announces Results for the 2014 First Quarter	Page 5

Communication Systems and 160 basis points due to lower pension expense of $8 million. These increases were partially offset by 30 basis points due to higher severance costs of $2 million compared to the 2013 first quarter.

NSS

	First Quarter Ended
($ in millions)	March 28, 2014	March 29, 2013	Decrease
Net sales	$304	$330	(7.9)%
Operating income	$18	$21	(14.3)%
Operating margin	5.9%	6.4%	(50	) bpts

NSS net sales for the 2014 first quarter decreased by $26 million, or 8%, compared to the 2013 first quarter. Sales declined by $13 million for Intelligence Solutions primarily due to work scope reductions on a technical support contract for a U.S. Government agency due to U.S. Government sequestration cuts. Sales declined by $10 million for Federal Solutions primarily due to the completion of a contract for the National Oceanic and Atmospheric Administration. Sales also declined by $7 million for Defense Solutions primarily due to lower demand and completed contracts, partially offset by a new information technology (IT) services contract for the U.S. Army reserve. These decreases were partially offset by the Data Tactics acquisition, which added $4 million of sales.

NSS operating income for the 2014 first quarter decreased by $3 million, or 14%, compared to the 2013 first quarter. Operating margin decreased by 50 basis points to 5.9% primarily due to lower award fees for IT and intelligence support services contracts and lower margins on new business due to competitive pricing pressure.

L-3 Announces Results for the 2014 First Quarter	Page 6

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2014, previously provided on March 25, 2014, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7 and the company undertakes no duty to update its guidance.

Consolidated 2014 Financial Guidance
($ in millions, except per share data)
	Current	Prior (March 25, 2014)
Net sales	$11,950 to $12,150	$11,900 to $12,100
Operating margin	10.5%	10.5%
Interest expense	$177	$176
Interest and other income	$14	$14
Effective tax rate	32.5%	33.0%
Diluted shares	88.6	87.5
Diluted EPS	$8.20 to $8.40	$8.15 to $8.35
Net cash from operating activities	$1,195	$1,195
Capital expenditures, net of dispositions of property, plant and equipment	(195)	(195)

Free cash flow	$1,000	$1,000

Segment 2014 Financial Guidance
($ in millions)
	Current	Prior (March 25, 2014)
Net Sales:
Aerospace Systems	$4,450 to $4,550	$4,450 to $4,550
Electronic Systems	$4,450 to $4,550	$4,450 to $4,550
Communication Systems	$1,800 to $1,900	$1,800 to $1,900
NSS	$1,150 to $1,250	$1,100 to $1,200
Operating Margins:
Aerospace Systems	10.6% to 10.8%	10.6% to 10.8%
Electronic Systems	11.2% to 11.4%	11.0% to 11.2%
Communication Systems	9.9% to 10.1%	10.3% to 10.5%
NSS	7.2% to 7.4%	7.3% to 7.5%

The revisions to our Current Guidance compared to our Prior Guidance include: (1) a 20 basis point increase to Electronic Systems segment margin due to cost reduction efforts, (2) a 40 basis point reduction to Communication Systems segment margin primarily due to lower than planned productivity improvements for the current year from enterprise resource planning (ERP) systems implemented in 2013, (3) a $50 million increase in net sales and a 10 basis point reduction to NSS segment margin primarily related to the acquisition of Data Tactics Corporation, (4) a 50 basis point reduction in the effective tax rate due to a lower effective tax rate on foreign earnings, and (5) an increase in forecasted diluted shares outstanding primarily due to stock option exercises.

The current guidance excludes any potential non-cash goodwill impairment charges for which the information is presently unknown and assumes the R&E tax credit that expired on December 31, 2013, is not extended. Additional financial information regarding the 2014 first quarter results is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2014 First Quarter	Page 7

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, May 1, 2014 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. ET

10:00 a.m. CT

9:00 a.m. MT

8:00 a.m. PT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (877) 344-7529 (passcode: 10044133), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 48,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. The company reported 2013 sales of $12.6 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2014 financial outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts; the rapid change of technology and high level of competition in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies and of on-going governmental investigations;

L-3 Announces Results for the 2014 First Quarter	Page 8

the impact on our business of improper conduct by our employees, agents or business partners; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; and the fair values of our assets.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K for the year ended December 31, 2013, and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	First Quarter Ended(a)
	March 28, 2014	March 29, 2013
Net sales	$2,971	$3,185
Cost of sales	(2,664)	(2,872)

Operating income	307	313
Interest expense	(43)	(43)
Interest and other income, net	3	3

Income before income taxes	267	273
Provision for income taxes	(85)	(79)

Net income	$182	$194
Net income attributable to noncontrolling interests	(2)	(1)

Net income attributable to L-3	$180	$193

Earnings per share attributable to L-3 Holdings’ common shareholders:
Basic	$2.09	$2.14

Diluted	$2.01	$2.11

L-3 Holdings’ weighted average common shares outstanding:
Basic	86.1	90.3

Diluted	89.4	91.5

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	First Quarter Ended
	March 28, 2014	March 29, 2013
Segment operating data
Net sales:
Aerospace Systems	$1,082	$1,186
Electronic Systems	1,082	1,111
Communication Systems	503	558
NSS	304	330

Total	$2,971	$3,185

Operating income:
Aerospace Systems	$114	$140
Electronic Systems	125	117
Communication Systems	50	35
NSS	18	21

Total	$307	$313

Operating margin:
Aerospace Systems	10.5%	11.8%
Electronic Systems	11.6%	10.5%
Communication Systems	9.9%	6.3%
NSS	5.9%	6.4%
Total	10.3%	9.8%

Depreciation and amortization:
Aerospace Systems	$10	$9
Electronic Systems	29	30
Communication Systems	12	12
NSS	3	3

Total	$54	$54

Funded order data
Aerospace Systems	$1,043	$1,009
Electronic Systems	1,099	1,093
Communication Systems	483	470
NSS	367	292

Total	$2,992	$2,864

	March 28, 2014	Dec. 31, 2013
Period end data
Funded backlog	$10,358	$10,316

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	March 28, 2014	Dec. 31, 2013
ASSETS

Cash and cash equivalents	$227	$500
Billed receivables, net	1,093	1,015
Contracts in process	2,763	2,524
Inventories	375	359
Deferred income taxes	118	122
Other current assets	126	129

Total current assets	4,702	4,649

Property, plant and equipment, net	1,028	1,039
Goodwill	7,821	7,796
Identifiable intangible assets	283	285
Deferred debt issue costs	23	24
Other assets	208	216

Total assets	$14,065	$14,009

LIABILITIES AND EQUITY

Accounts payable, trade	$590	$541
Accrued employment costs	538	543
Accrued expenses	403	455
Advance payments and billings in excess of costs incurred	523	570
Income taxes	22	31
Other current liabilities	380	383

Total current liabilities	2,456	2,523

Pension and postretirement benefits	729	727
Deferred income taxes	679	635
Other liabilities	382	396
Long-term debt	3,631	3,630

Total liabilities	7,877	7,911

Shareholders’ equity	6,113	6,023
Noncontrolling interests	75	75

Total equity	6,188	6,098

Total liabilities and equity	$14,065	$14,009

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Quarter Ended
	March 28, 2014	March 29, 2013
Operating activities
Net income	$182	$194
Depreciation of property, plant and equipment	42	42
Amortization of intangibles and other assets	12	12
Deferred income tax provision	22	19
Stock-based employee compensation expense	15	14
Contributions to employee savings plans in L-3 Holdings’ common stock	44	32
Amortization of pension and postretirement benefit plans net loss and prior service cost	4	22
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	2	2
Other non-cash items	1	3
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures:
Billed receivables	(74)	(146)
Contracts in process	(236)	(145)
Inventories	(16)	8
Other assets	(4)	49
Accounts payable, trade	49	105
Accrued employment costs	(12)	13
Accrued expenses	(49)	(41)
Advance payments and billings in excess of costs incurred	(46)	(37)
Income taxes	38	51
Excess income tax benefits related to share-based payment arrangements	(14)	(2)
Other current liabilities	(8)	4
Pension and postretirement benefits	(2)	4
All other operating activities	(12)	(57)

Net cash (used in) from operating activities	(62)	146

Investing activities
Business acquisitions, net of cash acquired	(57)	—
Capital expenditures	(30)	(49)
Dispositions of property, plant and equipment	1	1
Other investing activities	—	(6)

Net cash used in investing activities	(86)	(54)

Financing activities
Borrowings under revolving credit facility	524	477
Repayment of borrowings under revolving credit facility	(524)	(477)
Common stock repurchased	(133)	(122)
Dividends paid on L-3 Holdings’ common stock	(55)	(52)
Proceeds from exercises of stock options	69	18
Proceeds from employee stock purchase plan	9	9
Excess income tax benefits related to share-based payment arrangements	14	2
Other financing activities	(28)	(13)

Net cash used in financing activities	(124)	(158)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1)	(7)

Net decrease in cash and cash equivalents	(273)	(73)
Cash and cash equivalents, beginning of the period	500	349

Cash and cash equivalents, end of the period	$227	$276

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL SEGMENT DATA

FOR THE QUARTERLY PERIODS ENDED MARCH 29, JUNE 28,

SEPTEMBER 27, AND DECEMBER 31, 2013

(in millions)

	Previous Presentation				Re-Alignments				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales:
Aerospace Systems	$—	$—	$—	$—	$1,186	$1,133	$1,084	$1,158	$1,186	$1,133	$1,084	$1,158
Electronic Systems	1,350	1,357	1,333	1,484	(239)	(229)	(221)	(230)	1,111	1,128	1,112	1,254
Communication Systems	—	—	—	—	558	599	477	534	558	599	477	534
NSS	330	332	323	310	—	—	—	—	330	332	323	310
C3ISR	888	883	750	846	(888)	(883)	(750)	(846)	—	—	—	—
P&LS	617	620	590	616	(617)	(620)	(590)	(616)	—	—	—	—

Consolidated	$3,185	$3,192	$2,996	$3,256	$—	$—	$—	$—	$3,185	$3,192	$2,996	$3,256

Operating Income:

Aerospace Systems	$—	$—	$—	$—	$140	$121	$114	$107	$140	$121	$114	$107
Electronic Systems	144	151	173	177	(27)	(24)	(30)	(31)	117	127	143	146
Communication Systems	—	—	—	—	35	40	31	52	35	40	31	52
NSS	21	19	26	19	—	—	—	—	21	19	26	19
C3ISR	91	70	63	77	(91)	(70)	(63)	(77)	—	—	—	—
P&LS	57	67	52	51	(57)	(67)	(52)	(51)	—	—	—	—

Consolidated	$313	$307	$314	$324	$—	$—	$—	$—	$313	$307	$314	$324

Operating Margin:

Aerospace Systems	—	—	—	—					11.8%	10.7%	10.5%	9.2%
Electronic Systems	10.7%	11.1%	13.0%	11.9%					10.5%	11.3%	12.9%	11.6%
Communication Systems	—	—	—	—					6.3%	6.7%	6.5%	9.7%
NSS	6.4%	5.7%	8.0%	6.1%					6.4%	5.7%	8.0%	6.1%
C3ISR	10.2%	7.9%	8.4%	9.1%					—	—	—	—
P&LS	9.2%	10.8%	8.8%	8.3%					—	—	—	—
Consolidated	9.8%	9.6%	10.5%	10.0%					9.8%	9.6%	10.5%	10.0%

Table F

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL SEGMENT DATA

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(in millions)

	Previous Presentation			Re-Alignments			Revised Presentation
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Net sales:
Aerospace Systems	$—	$—	$—	$4,561	$4,627	$4,433	$4,561	$4,627	$4,433
Electronic Systems	5,524	5,677	5,628	(919)	(1,053)	(952)	4,605	4,624	4,676
Communication Systems	—	—	—	2,168	2,510	2,439	2,168	2,510	2,439
NSS	1,295	1,385	1,610	—	—	—	1,295	1,385	1,610
C3ISR	3,367	3,601	3,480	(3,367)	(3,601)	(3,480)	—	—	—
P&LS	2,443	2,483	2,440	(2,443)	(2,483)	(2,440)	—	—	—

Consolidated	$12,629	$13,146	$13,158	$—	$—	$—	$12,629	$13,146	$13,158

Operating Income:

Aerospace Systems	$—	$—	$—	$482	$466	$456	$482	$466	$456
Electronic Systems	645	672	719	(112)	(99)	(99)	533	573	620
Communication Systems	—	—	—	158	233	265	158	233	265
NSS	85	79	101	—	—	—	85	79	101
C3ISR	301	364	394	(301)	(364)	(394)	—	—	—
P&LS	227	236	228	(227)	(236)	(228)	—	—	—

Segment Operating Income	$1,258	$1,351	$1,442	$—	$—	$—	$1,258	$1,351	$1,442

Goodwill Impairment Charge	—	—	(43)				—	—	(43)

Consolidated	$1,258	$1,351	$1,399				$1,258	$1,351	$1,399

Operating Margin:

Aerospace Systems	—	—	—				10.6%	10.1%	10.3%
Electronic Systems	11.7%	11.8%	12.8%				11.6%	12.4%	13.3%
Communication Systems	—	—	—				7.3%	9.3%	10.9%
NSS	6.6%	5.7%	6.2%				6.6%	5.7%	6.2%
C3ISR	8.9%	10.1%	11.3%				—	—	—
P&LS	9.3%	9.5%	9.4%				—	—	—
Segment Operating Margin	10.0%	10.3%	11.0%				10.0%	10.3%	11.0%
Goodwill Impairment Charge	—%	—%	(0.4)%				—%	—%	(0.4)%

Consolidated	10.0%	10.3%	10.6%				10.0%	10.3%	10.6%